LUXOR CAPITAL GROUP COMMITS TO PURCHASE $2.6 M OF A POSSIBLE $5.75 M SECURED CONVERTIBLE NOTE

HENDERSON, Nevada (August 20, 2013) -- Searchlight Minerals Corp. (OTCQB: SRCH) (“Searchlight” or the “Company”) today announced that it has entered into a binding commitment with Luxor Capital Group (“Luxor”) for the issuance of a $2,600,000 secured convertible note (the “Luxor Note”).  The Luxor Note will bear interest at a rate of 7% per annum and shall be convertible at the holder’s option into common shares of the Company at a price per share of $0.40.

Luxor may elect to have the Luxor Note redeemed by the Company at par beginning on the second anniversary of the closing date of the transaction.  In addition, during the period ending on the first anniversary of the closing, Luxor may elect to purchase up to an additional $390,000 of Notes under identical terms as those described above.  The Luxor Note allows the Company to seek up to an additional $2,400,000 in commitments from other investors under identical terms, which will also include the election to purchase up to an additional $360,000 of Notes during the period ending on the first anniversary of the closing.  The Company is in the process of securing these additional commitments from accredited investors.

“We are very pleased that Luxor Capital Partners, our largest shareholder, has elected to increase its postion in the Company by participating as the lead investor in this capital raise,” stated Martin Oring, Chief Executive Officer of Searchlight Minerals Corp. “These funds will be used to further our gold extraction tests in an effort to demonstrate our ability to complete the autoclave circuit and to produce physical gold.”

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is an exploration stage company engaged in the acquisition and exploration of mineral properties and slag reprocessing projects. The Company holds interests in two mineral projects: (i) the Clarkdale Slag Project, located in Clarkdale, Arizona, which is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ore mined at the United Verde Copper Mine in Jerome, Arizona; and (ii) the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada. The Clarkdale Slag Project is the more advanced of two ongoing projects that the Company is pursuing. The Searchlight Gold Project is an early-stage gold exploration endeavor on 3,200 acres located approximately 50 miles south of Las Vegas, Nevada.

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock trades on the OTCQB under the symbol “SRCH.” Additional information is available on the Company's website at www.searchlightminerals.com and in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements. Statements in this Press Release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” in the Company’s periodic filings with the Commission. When used in this Press Release in discussing the recent developments on the Project, including, without limitation, the resolution of certain issues relating to the operation of the production module, the words such as “believe,” “could,” “may,” “expect” and similar expressions are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to technical issues on the Project that may affect the production module and its primary process components, challenges in moving from pilot plant scale to production scale, the risk that actual recoveries of base and precious metals or other minerals re-processed from the slag material at the Clarkdale site will not be economically feasible, uncertainty of estimates of mineralized material, operational risk, the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned mineral recovery programs, the risk that actual capital costs, operating costs and economic returns may differ significantly from the Company’s estimates and uncertainty whether the results from the Company’s feasibility studies are not sufficiently positive for the Company to proceed with the construction of its processing facility, operational risk, the impact of governmental and environmental regulation, financial risk, currency risk volatility in the prices of precious metals and other statements that are not historical facts as disclosed under the heading “Risk Factors” in the Company’s periodic filings with securities regulators in the United States. Consequently, risk factors including, but not limited to the aforementioned, may result in significant delays to the projected or anticipated production target dates.

For further information, please contact:

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com